Exhibit 99.03

Operator:

Thank you for standing by and welcome to the AllianceBernstein First Quarter 2009 Earnings Review.  At this time, all participants are in a listen-only mode.  After the formal remarks, there will be a question and answer session and I will give you instructions on how to ask questions at that time.  As a reminder, this conference is being recorded and will be replayed for one week.

I would now like to turn the conference over to the host for this call, the Director of Investor Relations for AllianceBernstein, Mr. Philip Talamo.  Please go ahead.

Philip Talamo:
Thank you, Julianne.  Good afternoon everyone, and welcome to our First Quarter 2009 Earnings Review.  As a reminder, this conference call is being Webcast, and is supported by a slide presentation that can be found in the Investor Relations section of our Web site at www.alliancebernstein.com/investorrelations.  Presenting our results today is our President and COO, Jerry Lieberman and our CFO Bob Joseph. Following Bob’s remarks, our Chairman and CEO Peter Kraus will provide some additional commentary.

I would like to take this opportunity to note that some of the information we present today is forward looking in nature and is subject to certain SEC rules and regulations regarding disclosure.  Our disclosure regarding forward-looking statements can be found on page two of our presentation as well as in the risk factors section of our 2008 10K.

In light of the SEC’s regulation FD, management is limited to responding to inquiries from investors and analysts in a non-public forum.  Therefore, we encourage you to ask all questions of a material nature on this call.

Now I’ll turn the call over to Jerry.

Jerry Lieberman:

Good afternoon to everyone on the call.

I'm going to address the business highlights of the quarter and then our CFO Bob Joseph will take you through our financial results. Peter will then conclude with formal remarks prior to opening the call for your questions.

When 2009 began, it did so with tight credit, declines in economic growth, high market volatility and a severe contraction in global trade, all feeding investors’ anxiety. And it did so during the most severe economic slowdown since the Great Depression. So despite a sharp rally in March, when virtually all geographies in the equity markets were up, global equity markets generally incurred further losses in the first quarter. Turning to displays 3 and 4, you’ll note that in the U.S., value stocks were particularly hard hit with the Russell 1000 value falling 16.8% versus the Russell 1000 Growth’s 4.1% decline. In non-US Markets, the MSCI World and EAFE indices both sustained double digit losses of 11.9% and 13.9% respectively. Only the MSCI Emerging market index ended the quarter in positive territory and it was up just 90 basis points. Not a great start to the new year following the equity market collapse in 2008.

However, hopefully the rally of the past six weeks or so is more of an indicator of the future than this week's market performance. After all, trillions of dollars of government stimulus packages worldwide were announced, greater details have been disclosed regarding Washington's programs to address banks’ capital adequacy and to encourage lending and yes, there was actually some positive news on the economic front in the housing, consumer, and manufacturing sectors and even some tentative signs of a more expeditious flow of credit have surfaced. In addition, our own AllianceBernstein research teams started to detect appreciably lower risk aversion metrics from their peak of last year, a natural segue to our next topic - relative performance.

Relative performance among our suite of investment service was solid for the first quarter of 2009 with many of our Institutional services outperforming their bench marks and some appreciably so. Relative outperformance was particularly strong in our Growth equities and, to a lesser yet still meaningful extent, in our Fixed Income and Value services, many of which outperformed by several hundred basis points.

Note that this first quarter trend in outperformance is a continuation of trends that we began to see in the last six weeks of 2008. While we clearly need more time and continued positive relative performance to offset disappointingly poor relative results for calendar year 2008, we are encouraged that our fundamental bottoms-up stock selection added value for most of our clients in the quarter.

At this moment, the capital markets are far from stable. We expect unusually high volatility to continue as economic and market conditions remain extremely challenging. But we see preliminary hints that investors may be starting to take a more rational and differentiate approach, even though they remain risk averse as compared to calmer periods. Today our portfolios remain positioned to both weather a continued economic downturn and benefit from a recovery in risk appetite. And we believe that our research is identifying resilient companies, even in a weak economy.

Turning to our Assets Under management roll-forwards on display 6 and 7, let's review changes in AUM by channel and investment service for the quarter.

On display 6 you can see we ended the first quarter of 2009 with approximately $411 billion in Assets Under Management, down $51 billion, or 11%, from the end of 2008. Net outflows for the quarter decreased to about $20 billion versus the $23 billion in the fourth quarter of 2008. Almost two-thirds of the first quarter's outflows occurred in our Institutional channel, as Retail net outflows slowed considerably versus fourth quarter of 2008. But the loss of $231 billion of AUM in market depreciation and $43 billion in net outflows in the last nine months of 2008, coupled with the first quarter's net asset declines from both market depreciation and net outflows has had its obvious effects on reducing our fee revenue generation.

Also, as we mentioned last quarter, our AUM mix continues to be more skewed towards Fixed Income when compared to historical periods. Just one year ago, Fixed Income was only 28% of AUM but as you can see on display 7, it now comprises 42% of our total AUM as our Equity AUM dropped 55% while our Fixed Income AUM is down 15%. This change in asset mix has had an unfavorable impact on our overall fee realization rate as Fixed Income services generally have lower fees than Equity services. In fact, our fee realization rate at the end of the first quarter of 2009 was 41.5 basis points versus 44 basis points and 43.1 basis points in the first quarters of 2008 and 2007, respectively.

Moving on to our buy-side distribution channel detail, I'll start with Institutional Investments on display 8, where AUM declined by 12% in the quarter to $258 billion. While market depreciation was the primary driver of this decline, net outflows of $13 billion were significant and slightly higher than 4Q08. Gross sales remain tepid as RFP activity has yet to revive, although we did see a slight uptick as markets improved in March. However, we continue to see relatively newer clients terminate mandates, clients that have not seen us through a full performance cycle and whose earlier experiences with us were not positive.

Our pipeline of won but unfunded institutional mandates fell to $4 billion from $8 billion at the end of last year.  This reflects lower RFP activity and challenged 2008 performance. We are focused on opportunities to raise funds from our Institutional clients to participate in one or more of the U.S. government asset back security and loan programs. On that score we are seeing institutional client interest in these programs.

In addition, we expect to send RFP’s to participate in PPIP and of course, just released less than an hour ago, the Treasury's announcement appointing us as one of the three asset manages for the TARP capital purchase program.

On display 9 you can see that our Retail channel assets decreased by 11% for the quarter, principally caused by market depreciation as net outflows slowed to $3.5 billion versus $9 billion in the prior quarter. The improvement in flows can be attributed to both increased sales and decelerating redemptions. Increased sales were primarily in Asia through our higher added value Fixed Income services and, to a lesser degree, in the United States.

Turning to display 10, you’ll see that our Private Client channel AUM fell by 10% during the quarter. Net outflows slowed moderately to $3.3 billion and sales of new accounts were flat versus the fourth quarter of 2008. Net outflows included a roughly $700 million net impact from $900 million in hedge fund redemptions, which I mentioned on last quarter's call, as a portion of these private clients assets remained with the firm in other investment services. Market depreciation was 5% of beginning period AUM, a reflection of the efficacy of our asset allocation approach. While we continue to meet with new client prospects, we may see little movement into actively managed assets during these uncertain times.

Financial adviser headcount fell 5% to 285 from 299 advisors; however, we are hiring a new class of advisors who will commence their training program in June of this year which will recoup this reduction in advisors.

Display 11 shows that during the first quarter of 2009, the total AUM associated with our suite of Alternative Investment Services fell by 24% sequentially. Almost 90% of this decline was caused by net outflows, including $900 million in private client hedge fund redemptions that I just mentioned.

In addition, we wound up our initial All Asset Deep Value Fund resulting in the realization of $12 million in performance fees, but a decrease of roughly $400 million in AUM. We are in the process of launching a successor fund. While absolute performance for our suite of alternative services as a whole was slightly negative for the quarter, some services did have positive returns.

Turning to Institutional Research Services on display 12, you’ll note that revenue fell 12% versus the prior year quarter with a single-digit decline in the U.S. and a double-digit decline in Europe. Revenue comparisons were hurt by lower global volume, particularly among hedge funds, and a lower base in Europe due to market depreciation and foreign exchange. However, we believe we continue to gain share and saw strength among our long-only clients as well as in our low touch electronic training platform, which grew versus the prior year quarter. We believe that we have an unprecedented opportunity to capture market share in the current environment and will therefore continue to invest in strategic upgrades and extension of our products and capabilities. For example, during the quarter six new sector analysts initiated coverage which should help future share gains.

Also during the quarter we achieved best ever results in European Institutional Investor survey.

Lastly before I turn the call over to Bob Joseph, I will take a few minutes to discuss our expense reduction initiatives.

Over the past 15 months our AUM has decreased by $389 billion, or 49% from the 800 billion figure at 12/31/07. The impact of this sudden and dramatic drop in AUM and the resulting decrease in our annual fee base of approximately $1.8 billion, from $3.5 billion to $1.7 billion, has led us to take on expense and spending reduction initiatives unlike anything in our history of over 40 years. During these challenging times, we have worked hard to take into consideration the interest of all constituencies, our clients, our Unitholders, our staff, our vendors, and the consulting community, as we ultimately cut both operating and capital spending.

We have eliminated or deferred approximately $150 million of planned capital expenditures since the beginning of 2008. Spending on all variable cost items including print, mail, travel and entertainment, recruitment, seminars, communications, temporary help and I.T consulting have all been cut. We have also taken small but real measures to reduce our footprint in Asia and Europe. And finally, we reduced both our actual incentive compensation in 2008 and our accrual for 2009, as well as reduced the number of staff members.

While taking measures to reduce our headcount, we have worked hard to retain our intellectual capital, especially when it comes to our investment professionals, which includes analysts, portfolio managers, chief investment officers and directors of research and traders. We have also taken into consideration the importance of client service, compliance, governance, our fiduciary responsibilities and yes, protecting our infrastructure. With that said, over the past six plus months, nearly 1,000 staff members or 17% of our staff as of 9/30/08, have left our firm or received notice to do so. The severance costs for our Reduction in Force totaled $40 million in the fourth quarter of 2008 and $21 million in the first quarter of 2009.

In taking these severance measures, we reduce our fixed compensation cost, that is, salaries and related fringes, by approximately $70 million on an annualized basis, mostly effective January 1, 2009, and an additional $27 million annually, mostly effective April 1, 2009.

These reductions of also reduced demand on our Long-Term Incentive Compensation program, much of will reduce expenses over the next four years and some of which will help fund compensation needs in 2009. Obviously, with nearly 1,000 fewer staff members, some additional variable costs will naturally decrease such as market data services, communications and the like. However, other costs especially fixed occupancy, are hard to reduce in these times of excess capacity around the world.

In summary, while reducing our expenses, AllianceBernstein remains focused on delivering investment performance and trust to our clients while recognizing our responsibilities to our Unitholders and staff alike. We are confident that our lower expense base can support future growth of client Assets Under Management, providing strong positive operating and financial leverage.

And now I'll turn the call over to Bob.

Bob Joseph:

Thanks, Jerry.

As we noted in today's press release, we began 2009 with client Assets Under Management 42% lower than at the beginning of 2008. Net revenues, in turn, declined sharply from the first quarter of 2008 to the first quarter of 2009 and this decline was only partially offset by expense reductions and, as a result, net income for the operating partnership fell 85% and our operating margin declined to 6.5% from 26.5% a year ago.

Now let's look at some of the details.

On slide 14 we show details of our consolidated revenues for Q12009 and the same quarter in 2008. As you can see, advisory fees declined by $372 million or nearly 46%, due to the sharp decline in client Assets Under Management - a little more detail on that later.

Distribution revenues based on average mutual fund assets under management declined by approximately 47%. This decline is largely offset by declines in distribution plan payments and the amortization of deferred sales commissions. As a result lower fund sales, in particular B shares, the net result of distribution revenue less distribution payments and amortization was basically zero for the first quarter of 2009. And as shown on the balance sheet, which is on slide 36 in our appendix, the DSC asset declined by another $12 million to a balance of $102 million at the end of the first quarter of 2009.

Jerry commented on the 11% decrease in sell-side revenues driven by lower price realization and partially offset by higher trading volume. However, I should note that trading volume has declined from the fourth quarter of 2008 into the first quarter of 2009 and the trend in lower price realization has continued.

Dividend and Interest Income declined by $23 million due to sharply falling interest rates. This decline was somewhat offset by an $11 million decrease in related interest expense, also caused by lower interest rates.

Investment losses decreased by $23 million, or 36%. Losses on our mutual fund investments related to deferred compensation awards fell by $30 million from the first quarter of 2008 to $28 million to the first quarter of 2009. More on this subject a little later. This decrease was partially offset by a $9 million negative swing in the value of T-bill investments from a gain of $6 million in the prior year quarter due to a loss of $3 million in the first quarter of 2009.

Slide 15 provides some additional details about our advisory fee revenues. Here you can see both ending and average assets under management declined 44% from the first quarter of 2008 to the first quarter of 2009. Revenues declined by $376 million, or 47%, reflecting the decline in assets under management as well as the mix shift that Jerry mentioned earlier, with a higher portion of client AUM now represented by lower fee fixed income services.

We earned $12 million in performance fee during the first quarter of 2009 from the closure of the All Asset Deep Value Fund as compared to $8 million in performance fees earned from long-only accounts in the first quarter of 2008.

On the bottom of the slide you can see that advisory fees declined in each distribution channel largely in proportion to the net decrease in ending AUM in each channel from the prior year period.

Before we move to expenses and provide some context to our discussion of compensation expense I'd like to point out to slide 16 that our head count is expected to decline to 4,713 by the end of the second quarter of 2009. This is the result of approximately 75 terminations identified in the first quarter as announced in our March 31st press release, partially offset by new hires, including the new financial adviser training class that Jerry noted. At that level, head count will be down approximately 17% from our peak in the third quarter of 2008 and will be at the lowest level since the second quarter of 2006.

On slide 17, we show details of our operating expenses, including the 26% decline year over year. As you can see here, our expense initiatives, many of which Jerry noted earlier, are beginning to gain some traction. Employee Comp and Benefits declined by $120 million, or 28%, due to lower incentive compensation, commissions and salary expense offset partially by a $21 million severance charge noted earlier. I will provide more granularity on this line item on the next couple slides.

Promotion and Servicing expenses declined by 39%, largely a function of the reductions in distribution payments and deferred sales commission amortization noted previously. There were also favorable variances in travel and entertainment, printing, transfer fees and distribution services, the latter two driven by lower Retail Assets Under Management.

The year over year decline in General & Administrative expenses was more modest at $8 million, or approximately 5%. The decline was largely due to employee-related legal expenses incurred in the first quarter of 2008. Other expense declines in this category included professional fees and technology consulting expenses.

These favorable variances were partially offset by increased rent for our new Tokyo office, increases in volume-related data processing costs, and an unfavorable foreign exchange variance resulting from a net loss in the first quarter of 2009 versus a small net gain in the prior year quarter. Other technology and occupancy infrastructure costs required to support our global platforms remained flat.

The sharp decline in interest expense is result of lower average outstanding borrowings and sharply lower interest rates.

Slide 18 provides some comparative details of our Employee Comp & Benefits line item.

Base compensation declined by $7 million or 5% as lower salaries from our 4Q2008 head count reduction were partly offset by $13 million net increase in severance charges, primarily the result of $21 million charge mentioned earlier. As consequence of our head count actions, we expect our annual salary run rate to stabilize at approximately $412 million by the end of the second quarter of 2009.

Moving on to incentive compensation, our cash incentive compensation, mainly end-of-year cash bonuses, decreased by $49 million, or 48%.  The 1Q2008 accrual reflected 25% of our estimate made at that time of full year 2008 bonus levels, taking into account what was then a relatively stable market environment. You may recall that our estimate was trimmed dramatically as we moved through 2008 so the accrual in fourth quarter 2008 to true up expense to the full year number was only $1 million. Our 1Q2009 bonus accrual represents 25% of our current estimate for full year 2009 bonuses.

Deferred compensation declined by $11 million, or 26%. The net decrease relates primarily to a $10 million decrease in the amortization of current and prior period investment losses related to marking to market the related mutual fund investments. I’ll describe how this works in greater detail on the next slide.

Commissions declined by $40 million, or 37% year over year, due primarily to lower new business activity and related revenues, principally in our three buyside distribution channels.

Other compensation expenses decreased by $13 million, or 28%, due to lower payroll taxes resulting from lower salaries, the lower cash bonus accrual and cost reductions in areas such as recruiting, temporary help and related expenses.

This quarter, on slide 19, we are providing a five quarter trend analysis of the net P&L impact of deferred compensation programs.

As a reminder, participants in these programs receive annual awards. The awards are invested by the firm in various AllianceBernstein services, AB Units or options on AB Units, in accordance with employee election. If the value of the initial investment goes up, the firm's obligation to the employee increases; if it goes down the firm's obligation decreases. However, this doesn't apply to the Units or Unit options since equity based awards are not marked to market under U.S. GAAP.

In the revenue section of this slide you can see the investment losses resulting from the marking to market of non-equity investments at the time the deferred comp awards are made. This is done to hedge the effect of valuation changes on the firm's future obligations to employees.

The first line of the expense section shows the amortization over the vesting period of the original value of these non-equity awards. The increase in 4Q of 2008 relates to the accelerated vesting of our former CEO’s awards due to his retirement. Deferred compensation awards made in 2008 were higher than the 2004 awards which were fully amortized in 2008 last year. However, the resulting higher expected amortization rate in 1Q 2009 resulting from those higher awards was largely offset by forfeitures from our 4Q2008 and first quarter 2009 headcount reductions.

The second line in this section shows the amortization of that portion of the cumulative market adjustments attributable to the amount of the original award value being amortized. Basically, it's the pro-rata portion of the cumulative mark on the investments that relates to the award values being amortized in the current period due to vesting. In this case, the line shows a credit because the cumulative market impact on the investments is a loss. You can see that the market amortization increases or decreases generally in the same direction as the corresponding investment losses but not with the same magnitude. This is because we are marking to market 100% of the non-equity investments, but only adjusting the expense for the amounts currently vesting, not for the entire obligation.

Because we hedge by notionally purchasing securities, the net expense recognized by the firm over the vesting period of each award will equal the original amount of that award. However, there can be material volatility from period to period if market values fluctuate significantly.

The line titled Amortization of AB Units shows the amortization of awards invested in Unit or Unit options; again, these investments are not marked to market.

Hopefully this slide provided some additional insight into how accounting works for our deferred compensation programs and resulting impact on our income statement.

Turning to slide 20, here we show condensed income statements of the Operating Partnership for the first quarter of 2009 and 2008 and the related operating margin. Note that the effective income tax rate for the first quarter of 2008 is approximately 11% in line with the rate for the full year. The rate for the first quarter of 2009 is approximately 21% because the tax provision for that period includes adjustment for foreign taxes. Backing out that adjustment reduces the effective tax rate to roughly a more normal 12%.

Slide 21 shows the calculation of net income for the first quarter of 2009 and 2008 of AllianceBernstein Holding, the public partnership. Holding’s share of the operating partnership earnings is based on its weighted average ownership interest. That share is then reduced by the 3-1/2% federal tax Holding pays on its proportionate share of the operating partnership's gross income. Keep in mind that because the tax is based on gross income and not on pretax earnings, Holding’s effective tax rate increases when the operating partnership margins decline; conversely it decreases when the margin increases.

That completes my review of the firm's operating results for the first quarter of 2009 so now I'll turn the call over to Peter.

 Peter Kraus:

Thanks, Bob.

I wanted to spend a little bit of time getting into some details about the Private Client business.

As many of you know it is a crown jewel of the company; it is a highly attractive business with very sticky assets and a very strong operating margin over the investment cycle.

Generally speaking, the high net worth market has grown over time and we expect that to continue into the future.

Our historical growth rate in AUM has generally been faster than the underlying market. If we measure it over the last five years, before the reduction in values due to market depreciation, so the years ending 07, the growth rate is 15% per year from 05 through today, so at the end of this quarter, balances are actually flat. Since the beginning of 08, just focusing on that time period, the AUM is down $47 billion and 82% of that decline is market depreciation. So most of the reduction is due to the market, with net outflows of 18% relatively small.

Going forward, our strategy remains very consistent. We believe we hire the best people and train them extensively.  We apply the same intensity in training to our advisors that we do in the research of our investment selections and securities amongst our portfolios.

Secondly, we locate them in proximity to clients. Since 2003 we have opened seven new offices in the United States.

Third, we support them with the firm’s best research ideas and portfolio thinking in investments and asset allocation and providing tax advice and estate planning to our clients.

We have had substantial growth in our advisors over time. We have one-third more advisors today than we had in 2004. Within that population, we have had a consistent proportion of experienced, highly-productive advisors which reflects both the longevity amongst our advisors and a growth in the overall experience population.

In addition to that, we have continued, as Jerry said, to invest in future growth and we have, as a result of that over time, increasingly larger numbers of new advisors who will be able to grow their businesses quickly in future years.

Our value proposition is a disciplined, consistent investment process, well researched investment services, a thoughtful approach to asset allocation, careful and sophisticated family planning advice and separately managed tax sensitive portfolios remain the commitment of the business.

So growth in the future will be fueled both by appreciation and new accounts.

Interestingly enough since 2003 through March of 2009 the appreciation in the portfolios has actually been modestly negative of some $12 billion. So the growth has been driven largely by, or entirely by, net new accounts opened over that time period.

In looking at markets going forward we do expect positive markets and a continuation of the significant growth that we have had in the business, driven by one-third more advisors and market appreciation rebounding from current market lows.

So in short, we continue to see the private client business as a stable of growth for the company and an opportunity for us to differentiate ourselves in the future.

Next I just wanted to spend a minute on the comment that Jerry made and the press announcement that the U.S. Department of Treasury made today with regards to selecting AllianceBernstein as one of their advisors under the Emergency Economic Stabilization Act. We are very excited about this opportunity to serve the Treasury and ultimately insure that taxpayer’s assets are managed in a prudent and transparent manner.

We think we will provide deep insight into the financial institutions that comprise the TARP portfolio. We’ll be able to provide to Treasury important information on valuing the assets; annualizing ongoing financial condition and the capital structure of financial institutions; advising on and executing transactions in accordance to the Treasury’s investment policy and providing recommendations on corporate action, voting and other events that could impact Treasury ownership stake in these entities.

We look forward to expanding that relationship over time with the Treasury and in creating value under those guidelines.

Lastly, it shouldn't go without mention that the first quarter has been a significant period of performance for us relative to ‘08. We had, as you all know, very negative performance through the end of 2008 and in the first quarter so far this year we have had a significant turn-around across the board, although not in every service, but positive relative performance. That is a good thing and we believe that this performance will continue to support growth through the end of 2009 into 2010.

With that I'll turn it over to questions.

 Phil Talamo:

We're ready for our first question.

 Operator:

Thank you.

Ladies and gentlemen, if you would like to ask a question at this time please press star then the number one on your telephone keypad.

Management has requested that you please limit your initial questions to two in order to provide all callers an opportunity to ask questions.

We welcome you to return to the cue to ask follow-up questions.

Your first question is from the line of William Katz with the Buckingham Research group.

Bill Katz:

Okay, thank you, good afternoon everybody.

My first question is for Peter on the government news, congratulations on that. Can you size the opportunity whether it be from an AUM perspective or from an economic perspective?

Peter Kraus:

Well, first of all, we won't be counting it in our AUM but as you know, the assets in the Treasury program are probably in excess of $300 billion. The economics may in fact be disclosed by the government and that limits my comments to whatever they publicly disclose, but, we expect this to be attractive for us from a profitability point of view. It is a major assignment.

Bill Katz:

Okay. And for my second question, is your focus just now on the Private Client business signaling that you're looking to have a new growth strategy? If I look at the business over the last couple years, it seems to me the bulk of the growth has been more in alternative products, which have sort of reversed themselves in the last couple years. Do you have a new growth strategy to bolster the business over the next several years?

Peter Kraus:

No, Bill. First of all, the growth in the Private Client business was applicable across all the investment services. It certainly wasn't focused on one service versus another.

I thought it was important for you-all to understand what we think the growth opportunity is in Private Client. Obviously the Private Client assets have declined substantially, as I mentioned, due to market depreciation, but we now actually have a stronger group of advisors. We have actually done some reasonably aggressive culling of the population and now have a third more than we had in 2004. Over time, that has produced significant growth for us in excess of what market growth has been and we believe that will continue in 2009 and 2010. One interesting additional element that I was trying to get across is that really in the last five years ending this quarter, we really haven't had any appreciation in assets.  In fact it's been a net negative. So if you believe in the next few years that there actually is market appreciation, then that will add to the growth rate of the business than what it's normal organic capacity has been.

Bill Katz:

Thank you very much.

Operator:

Your next question is from the line of Craig Siegenthaler with Credit Suisse.

Craig Siegenthaler:

Thanks and good evening.

First question, what are your prospects for managing assets as part of the legacy program part of the PPIP?

Peter Kraus:

Well, our prospects for doing that are no different than anyone else who is applying to be one of the five selected advisors. We believe we meet the requirements. Obviously, the Treasury has made a vote of confidence in our capabilities, although I don't think that automatically determines whether we would win one of the five selected positions or not. We think we can add value to Treasury in thinking about how to structure PPIP. One of the elements that Treasury has identified as important is access to the retail channel and we obviously have, and may be somewhat unique amongst companies making the application, an opportunity to access those kinds of clients.

Craig Siegenthaler:

Would that be through closed end fund?

Peter Kraus:

We're not going to talk specifically about the structure at the present time, but closed end funds and the like are all on the table and being discussed. I frankly think that at the end of the day the appropriate structure will be one that we will discuss with Treasury should we be selected during that selection process.

Craig Siegenthaler:

Thanks and just a quick question on compensation.

With the dramatic decline in revenues and AUM, the 17% decline in headcount really hasn’t scratched the surface. Is there currently more opportunity to reduce comp or even headcount at this point?

Peter Kraus:

I think that we have been pretty strict about paying market base compensation for our top performers. We are going to do that. That's important to the franchise and important to the business going forward. We have said that should economic conditions worsen, we would continue to look carefully at what headcount ought to be. On the other hand, should economic conditions improve and should the business grow, we wouldn't be required to add any people and there's significant positive operating leverage on the way up. We think this is the right place for us and for Unitholders right now to take advantage of developing opportunities in the market, developing new investment services, distribution opportunities and potential appreciation in the markets.

Craig Siegenthaler:

Great, thank you very much.

Operator:

Your next question is from the line of Keith Walsh with Citigroup.

Keith Walsh:

Good evening everybody.

Two questions for Peter. First, looking at Value and Growth equities, the outflows are over $20 billion this quarter, a much faster run rate than the $65 billion we have seen over the last 12 months. With the performance challenges that you guys have, how do you slow this acceleration of outflows?

Peter Kraus:

Well, first of all, I think you know from looking at the quarterly information that the outflows in 2008 were loaded at the very end of the year. I think that you have to look at the quarterly outflows in light of the fourth quarter outflows and they are actually somewhat better. We don't disclose the monthly numbers separately, but I think that we can characterize the flows as getting better - meaning negative outflows not accelerating.

We also said in our latest monthly AUM statement that the Retail channel was slightly positive or break even, and as I commented earlier that our investment performance this quarter was substantially better than what we had experienced through 2008. Anecdotally we have done many, many meetings with clients and when I say we, it's not just me, it's all the investment professionals, but certainly I have because I'm new to the company and new to the investors and I would say that investors are certainly pleased that the performance has changed and I think are quite respectful of our capacity to produce returns over time. I believe that should our performance continue, that will be extremely helpful in keeping flows from accelerating and probably reducing those outflows over time.

Keith Walsh:

Okay.

Just for my follow up, on the Institutional side, specifically looking at fourth quarter, you've seen acceleration from $10 to $13 billion on the outflows. As primarily an institutional shop, why isn't that more of a concern and why wouldn't that continue to accelerate at this point?

Peter Kraus:

Well look, number one, it is a concern. Number two is again, I think that we have seen that slow down in the first quarter as people make decisions not necessarily in the quarter, but at the end of quarters, and communicated those decisions to us and ultimately transactions occurred in the first quarter and largely in the first two months of the quarter, that's not surprising. I think the positive performance that we have had in the first quarter, which is not immaterial, as we had substantial outperformance against the benchmarks and while peer performance is probably okay, we don't know because we haven't seen the numbers, but I think that that bodes well for us during the course of this year. Now, if we don't perform well in 09, yes it will be worse. If we continue to perform well in 09, we have a long history of producing outsized returns to investors that are substantially in excess of the poor performance they may have experienced in a period of time, and that happened in 1990, 91 and that happened again in 2000 and then the subsequent time period.  I think institutional investors, particularly the consultant community, are very thoughtful about that.

Keith Walsh:

Okay, thanks a lot Peter.

Jerry Lieberman:

Just a small point to that I tried to get across in my comments is that a significant portion of the outflows that we saw in both the last quarter of 08 and the first quarter of 09 were from newer clients, those that have not been through cycles with us. So some of those clients were understandably faster to get out based on what they experienced in a shorter time frame than what some of our older clients have gone through in prior periods.

So perhaps the clients that have been more seasoned have more confidence in us outperforming going forward, as Peter was pointing out, than the newer clients. Unfortunately we burned through some of these newer clients but they aren't going to leave twice, they have already left so hopefully that will help going forward in regards to our flows in the institutional channels.

Keith Walsh:

Thanks a lot.

Operator:

Your next question is from the line of Marc Irizzary with Goldman Sachs.

Marc Irizarry:

Oh, great, thanks.

Peter, if we can just stay on the comment that Jerry was just making, if you look at the run rate of your net flows as a percentage of period assets, it looks like Retail outflows decelerated but then you had accelerating rate of outflows in your Institutional and Private Client channels. I'm just curious if you can sort of reconcile what Jerry's saying about the duration of the capital that you have with clients. It would seem to me that the two more sticky channels would probably stick around and retail would be a little more flighty and the trend would be opposite.

Can you just reconcile that?

Peter Kraus:

I think that there are two things going on in the minds of the client. We saw institutional clients with substantial liquidations of their equity portfolios around the world.  And in that instance, when clients were deciding who were they going to continue to invest with, those that were newer to us and had shorter experiences with us in some cases actually terminated our relationships. That is the phenomena that Jerry was referring to. What I was speaking to is that it's a little hard to read, end of 08 and first two months of 09 trend wise, because people are making decisions over that time period, therefore, I think it's more difficult to read into those three months, whether it's growing or slowing down.

I think when you get into March we have seen things slow a little bit but when the there's more transparency to the performance, meaning it's got a little bit of longevity to it, it's not three weeks, six weeks, eight weeks, we're talking about two, three months, I think that people will feel more comfortable.

I think on the Private Client channel, some of that again is deep reduction in value, a need on the part of Private Clients to continue to spend money just because of their normal life-styles, and so I don't think that we're seeing any meaningful acceleration in private client assets leaving. On the other hand I'd say that we haven't seen a substantial reduction in that activity in the latter part of the first quarter either.

Marc Irizarry:

Okay, great.

Then just in terms of, your longer-term relationships on the institutional side, where are we in the process of the asset allocation or rebalancing those institutions are going to go through?

We're hearing a lot about some type of investors still being frozen because of their private equity commitments where do you think we are in that process?

Peter Kraus:

I think, as I mentioned to all of you when we were together, that we're still very much in a difficult spot with regards to institutions. I believe institutions still have substantial commitments in private equity and that if they had the funds, they would increase the allocations to private equity to levels that could be uncomfortable. They still have allocations to hedge funds which may be exceeding what they would be comfortable with. And their fixed income allocations, while stable, are also not easy to liquidate if they're in corporate credit markets or even asset backed markets, because of somewhat better liquidity but not significantly improved liquidity in those markets.

So companies are also cutting back on their contributions, governments are cutting back on their contributions, cash flow out of plans remains reasonably constant, in fact it may have picked up a bit as retirement have accelerated and/or layoffs have accelerated for people that have vested benefits, and therefore plans are still raising cash from their equity portfolios and not engaged in substantial rebalancing at this point.

I have seen, I would say, less than 5% of the plans, and it was almost zero a few months ago, now beginning to increase their equity exposure, mostly private, meaning corporate plans around the world who are taking some of the new cash flow that's being contributed to the plans and allocating that in a greater quantity to equities.

Marc Irizarry:

Okay, thanks, that's helpful. I'll get back in the queue.

Operator:

Your next question is from the line of Roger Smith with Fox Pitt.

Roger Smith:

Great, thanks very much.

I want to stay on this institutional channel at this point.  Is there anything that you're really doing differently in order to go out and work with your clients?

It sounds like what we have seen so far from some of the other companies that reported this quarter is that the actual RFP activity is quite high in fact and they have seen some flows coming in. So that sounds a little bit different than what going on with you.

Do you think you're dealing with different type of client out there? Can you provide some insight there?

Peter Kraus:

Well, I think you're going to have to get more granular on RFP activity. Is it equity activity, core, cash, passive? What is actually, driving the RFP's? We don't run a passive business and we don't have a cash business. We have seen a fair bit of activity on the Fixed Income side and we have seen a lot of activity on the PPIP, AAF side of the equation and there I would say that our activity levels are as high as we could stand them.

We haven't seen much in the way of RFP's in traditional actively managed equities.

Roger Smith:

Okay.

Fair enough.

And if we speak on acquisitions, it seems like a lot of properties might be up for sale. Is there any change in the way you guys think about acquisitions or can you give us anything on the number of properties that are out there?

Peter Kraus:

I'll expand on this, but the answer is no.

Roger Smith:

Okay.

Fair enough.

Peter Kraus:

I think there are more properties for sale, I think these are properties that are generally embedded in larger organizations which are seeking to restructure themselves, prioritize capital usage. I would say what I have said in the past, an acquisition could be useful to us if it's in a space where we're not. If it's extraordinarily financially attractive, doesn't cause too much in the way of management diversion and creates a market position that is highly unlikely to be achieved on our own - that would be an opportunity for us.

Roger Smith:

Thanks a lot.

Operator:

Your next question is from the line of Cynthia Mayer with Bank of America, Merrill Lynch.

Cynthia Mayer:

Hi.  Good afternoon.

If I listened to your comments on G&A, it sounds as though you aren't really seeing many more opportunities for cost cuts there. Is that correct?

Are you seeing any opportunities for further non-comp cost cuts?

Peter Kraus:

I'm going to give you the highlights and turn it over to Bob and Jerry on this.

I think, as they both said, one of the big impediments that we need to work on over time is rent, and it's not surprising given that our global footprint has not materially changed that we have a slower receding expense level as a result of that. We have done, as Jerry mentioned, some good work in Asia on creating more efficiencies and we continue to be opportunistic about taking advantage of market changes that can allow us to reduce that but, for the time being, that's a sizable expense and the ability to reduce it is limited.

With that let me turn it over to Bob and Jerry because on the other expenses that would not be the case.

Jerry Lieberman:

As I tried to get across, on almost every other expense line in our G&A, they are going down, except for some technology processing expenses embedded in our G&A which are volume driven to the extent we're doing more transactions, that G&A line goes up. But we are bringing professional fees down, our consulting fees down, market data services fees down and related expenses.

Cynthia Mayer:

Is there any way to sort of quantify the non-comp run rate?

Bob Joseph:

I think, just to repeat what Jerry said briefly, we're looking at every expense category where we have got variable controllable expenses and we are making progress there.

I do expect to see some improvement and we're already starting to see some of our efforts gain traction. I think it's fair to say the whole firm is actually focused on expenses. It's focused in two areas. First, we're trying to reduce demand in areas so if you don't need to travel, if you don't need that terminal let's see if we can cancel that contract.

On the other hand it's getting our strategic sourcing or purchasing people engaged with all of our business units to make sure when we are negotiating with various vendors we're getting the best possible service at the lowest possible unit price. Those efforts continue.

Peter Kraus:

I think the way to think about this from your point of view might be that we expect during the balance of 09 to continue to create expense savings in that line driven by the headcount reductions that have taken place to date, potentially more reductions as people leave and we're unlikely to replace people at a significant rate other than the trainees or the new advisors that we hired, which we believe is an important thing to do. There will probably be over the next 12 months opportunities to create efficiencies on rent, but we're going to react to that as markets give us those opportunities as opposed to creating something by changing our footprint which, for now, we don't think is something we want to do.

Cynthia Mayer:

Great thanks.

My second question is just on the institutional research services. How much of the decline there is due to the pricing you mentioned and how much due to the market depreciation? The reason I'm asking is just wondering with the market bouncing back how much of that would come back?

Peter Kraus:

I don’t think that we can give you how much because it's very hard to quantify in terms of mix. But, with market values coming back, given that the European business is traded on basis points, we will see some improvement in transactional activity and in revenues.

We think the sell side business continues to have a research platform that is accorded top rankings around the world.  We continue to be investing in that research platform and continue to be one of the few global firms that has a large sellside research business for which people pay hard dollars.

We think that's unique asset and we think that that is going to both grow over time, meaning 09, on the basis of its scarcity and value number one, but also, there are new opportunities that we're looking at in hiring people in that business that could provide incremental revenues during 09.

Cynthia Mayer:

Great, thanks a lot.

Operator:

Your next question is from the line of Robert Lee with KBW.

Robert Lee:

Thanks, good afternoon.

Just when you thought there couldn't be another question on Institutional business I have another one for you.

Peter Kraus:

I think it's good.  You will get them all out.

Robert Lee:

Since the merger back in 01, a lot of the incremental growth in the institutional business has come from outside the U.S. and given your comments that a lot of the redemptions and outflows are related to newer clients, is it fair to say away that it's really proportionally been from clients outside the U.S?

Peter Kraus:

No. We did say obviously some of the redemptions have come from newer clients but we shouldn’t entirely focus on that.

I think that internationally, much of the business is consultant driven and the consultants are a community that thinks deeply about processes, about performance, about not making quick decisions on performance and about the longevity of returns with managers. I also think that we occupy an important position in the ranking of clients - for example in global value investing. There are obviously competitors in global investing in core global investing but there are not that many relative to U.S. growth or U.S. value. I actually think that our position overseas is a good one because we have an identifiable brand, we have had substantially good performance in the products over time, and we have strong relationships with the consultants who understand the process, understand the people and understand what the service can provide in terms of returns over time. I think that absent a downturn in performance, that we can feel comfortable. We have met with most if not all of our major clients and consultants and have had good dialogue with them about what we can create for their returns in the future.  I think that the institutional marketplace is going to be driven by returns over time and by our either meeting or not our historical performance characteristics and I think that people are encouraged at least by the first quarter returns.

Robert Lee:

Yes, thank you.

And one follow up I guess a little bit more of a strategic question.

You highlighted the Private Client business and we have talked about the Institutional business ad nauseam but given Retail flows did show some improvement, if I think back a bunch of years it seemed that the retail part of the business was the weaker stepsister, there wasn't as much strategic emphasis on that business.  Can you update us a little bit on your thoughts there now?

Peter Kraus:

Well first of all, I think Retail for us is a very interesting opportunity and it may turn out to be a significant growth opportunity. And here's why. Number one is we obviously came from in the early 2000’s a very large retail business. We don't have to go over the issues that happened over that time period, you know what they are but that resulted in a much smaller footprint in the retail space and it also resulted in I would say some lack of clarity on what our value proposition was to the retail community. In the last seven to eight months we have a new person in charge of retail, Bob Keith. He has a global responsibility for retail. We have done a fair bit of work on refocusing the wholesalers in the United States and repurposing people in Japan and in Europe to focus on the Citibank’s of the world and the retail aggregators. We have also spent a fair bit of time refining our message on why an FA should feel comfortable and in fact good about advising his or her client that an AllianceBernstein mutual fund is a good place to go and we think that's beginning to have some traction in the marketplace. I think when you add together the underpenetration, the relative fuzzy focus that is now sharpened and much more laser like, the repurposing of sales people in both Japan and in Europe against large sub-advisory retail market places and frankly a broad product offering because its Value, Growth, Fixed Income, I think that we're likely to have some surprising growth on that side.

Robert Lee:

Great, thank you.

Operator:

You have a follow up question from the line of William Katz with the Buckingham Research Group.

Bil Katz:

Okay, thank you.

A little more technical in nature, on the G&A line how much of the sequential increase reflects the impact of FX?

Bob Joseph:

It's about a $7 million swing Bill; it's a $5 million loss this quarter and roughly a $2 million gain in the prior year quarter.

Peter Kraus:

That was a good question Bill because that went from a gain to a loss so it was a sizable swing.

Jerry Lieberman:

So there's to your point and Cynthia's point; that's an easy number to take out as far as looking at a run rate for the rest of the year; we obviously don't budget for that. The number that you're looking at in G&A in the first quarter is not indicative of our spend rate just for that reason alone.

Bill Katz:

It's 2 million?

Bob Joseph:

$7 million quarter-to-quarter; $2 million gain last year, $5 million loss this year.

Bill Katz:

Within that line item, how much is the rent relative to total?

Bob Joseph:

It's a little bit more than half our office and related expenses.

Bill Katz:

All right, thank you very much.

Operator:

You have a follow up question from the line of Cynthia Mayer with Bank of America Merrill Lynch.

Cynthia Mayer:

Hi, thanks.

I was just wondering if you could talk about turnover. What kinds of level of turnover are you seeing maybe within FA and Private Client and just overall? Do you feel comfortable in terms of retaining people?

Peter Kraus:

Voluntary turnover has been light to almost insignificant in numbers. So that's a good thing. We have seen a little bit of voluntary turnover in Private Clients due to one or two firms acting in an aggressive way with regards to potential retention bonuses that they are willing to offer FA's and our advisors. My experience in that, Cynthia, is that it's not sustainable and seemingly, that is still accurate since we haven't seen much activity for the last six weeks. I think we feel pretty good about the voluntary attrition and I think we feel pretty good about the health, happiness, and morale of the existing people in the company, given that we have been tough on headcount reduction, but fair and focused in doing it.

Cynthia Mayer:

Thank you.

Operator:

And there are no further questions at this time.

Phil Talamo:

Great.

Thanks everyone for participating in the call.

If you have any further questions, feel free to call investor relations and enjoy the rest of your evening.

 Operator:

Thank you all for participate in today's AllianceBernstein first quarter 2009 earnings review. You may now disconnect.